Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

SoundHound AI, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock	(1)	457(r)		$		$0.0001381	$
Fees to be Paid	Equity	Preferred Stock	(2)	457(r)				0.0001381
Fees to be Paid	Other	Purchase Contracts	(3)	457(r)				0.0001381
Fees to be Paid	Other	Warrants	(4)	457(r)				0.0001381
Fees to be Paid	Other	Subscription Rights	(5)	457(r)				0.0001381
Fees to be Paid	Other	Depositary Shares	(6)	457(r)				0.0001381
Fees to be Paid	Debt	Debt Securities	(7)	457(r)				0.0001381
Fees to be Paid	Other	Units	(8)	457(r)				0.0001381
Fees to be Paid	Unallocated (Universal) Shelf		(9)	457(o)		$	$300,000,000.00	0.0001381		$41,430.00

Total Offering Amounts:							$300,000,000.00			41,430.00
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$41,430.00

__________________________________________
Offering Note(s)

(1)	An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units. The Registrant is deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act of 1933, as amended (the "Securities Act"), and is excluding this information in reliance on Rule 456(b) and 457(r) under the Securities Act, other than the registration fee due in connection with $300,000,000 of shares of Class A common stock that may be issued and sold from time to time under the sale agreement prospectus supplement included in this registration statement. Any subsequent registration fees will be paid on a pay-as-you-go basis.
(2)	See Offering Note 1.
(3)	See Offering Note 1.
(4)	See Offering Note 1. Warrants may represent rights to purchase debt securities, Class A common stock, preferred stock or other securities registered hereunder.
(5)	See Offering Note 1. Subscription rights evidence rights to purchase any securities of the Registrant registered under this registration statement.
(6)	See Offering Note 1.
(7)	See Offering Note 1. Debt securities may be senior or subordinated, convertible or non-convertible and secured or unsecured.
(8)	See Offering Note 1. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement.
(9)	See Offering Note 1.